Administaff, Inc.

Exhibit 99.1

ADMINISTAFF ANNOUNCES SOLID THIRD QUARTER RESULTS

•	Revenues increase 13% on 10% unit growth
•	Operating expense per worksite employee declines 3%
•	Share repurchases continue on strong cash flow

HOUSTON - Nov. 1, 2007 - Administaff, Inc. (NYSE: ASF), a leading provider of human resources services for small and medium-sized businesses, today announced results for the third quarter and nine months ended September 30, 2007. The company reported third quarter net income of $12.2 million in the 2007 period, up from $12.1 million in the 2006 period. Diluted earnings per share increased to $0.45 from $0.43 in the 2006 period.

Third Quarter Results

Revenues for the third quarter of 2007 increased 13.3% over the 2006 period to $383.4 million, due to a 9.7% increase in the average number of worksite employees paid per month and a 3.3% increase in revenues per worksite employee per month.

“We are pleased with the unit growth acceleration we experienced during the quarter,” said Paul J. Sarvadi, Administaff chairman and chief executive officer. “Our fall selling and retention campaign is off to a good start as we lay the foundation for a successful 2008.”

Gross profit increased 4.4% over the third quarter of 2006 to $75.0 million, due primarily to the growth in the average number of worksite employees paid. As expected, the average gross profit per worksite employee per month of $222 declined on higher benefits costs compared to the 2006 period; however, exceeded the high end of our forecasted range for the quarter.

Operating expenses for the quarter increased 6.6% to $59.2 million, and included the planned addition of sales and service personnel and an accrual for incentive compensation due to better-than-expected operating results. Operating expenses per worksite employee per month declined 2.8% from $181 in the 2006 period to $176 in the 2007 period.

Operating income for the third quarter of 2007 decreased 3.1% to $15.8 million, with an average operating income per worksite employee per month of $47 compared to $53 in the 2006 period.

EBITDA for the third quarter was $22.6 million. Cash outlays included capital expenditures of $4.0 million, dividends of $2.9 million and share repurchases of $13.4 million.

Administaff, Inc.

Year-to-Date Results

For the nine months ended September 30, 2007, the company reported a 3.1% increase in net income to $34.2 million compared to $33.2 million in the same period in 2006. Diluted earnings per share increased to $1.24 from $1.17 in the 2006 period.

Year-to-date revenues were $1.2 billion, a 12.6% increase over the 2006 period, which resulted from a 9.2% increase in the average number of worksite employees paid per month and a 3.2% increase in revenues per worksite employee per month. Gross profit for the nine months ended September 30, 2007 increased 6.5% to $221.6 million. The average gross profit per worksite employee per month was $227, a 2.2% decrease compared to the 2006 period.

Year-to-date operating expenses increased 8.6% to $177.4 million. On a per worksite employee per month basis, operating expenses were $182 compared to $183 in the 2006 period. The resulting operating income for the nine months ended September 30, 2007, was $44.1 million compared to $44.7 million in 2006.

EBITDA for the first nine months of the year was $64.3 million. Cash outlays included capital expenditures of $9.5 million, dividends of $9.0 million and share repurchases of $61.3 million.

“Our strong cash flow has given us the opportunity to repurchase over 6% of our shares since the beginning of the year,” said Douglas S. Sharp, vice-president of finance, chief financial officer and treasurer. “The accretive impact of these share repurchases, coupled with $9 million in dividends, demonstrates significant return to shareholders while we continue to invest in the growth of the company.”

Administaff will be hosting a conference call today at 10 a.m. EDT to discuss these results, give guidance for the fourth quarter of 2007, provide some preliminary commentary on 2008 and answer questions from investment analysts. To listen in, call 800-573-4752 and use passcode 64345408. The call will also be webcast at http://www.administaff.com. To access the webcast, click on the Investor Relations section of the Web site and select “Live Webcast.” The conference call script and company guidance for the fourth quarter of 2007 will be available at the same Web site later today. A replay of the conference call will be available at 888-286-8010, passcode 97180098, for two weeks after the call. The webcast will be archived for one year.

Administaff is the nation’s leading professional employer organization (PEO), serving as a full-service human resources department that provides small and medium-sized businesses with administrative relief, big-company benefits, reduced liabilities and a systematic way to improve productivity. The company operates 47 sales offices in 23 major markets. For additional information, visit Administaff’s Web site at http://www.administaff.com.

The statements contained herein that are not historical facts are forward-looking statements within the meaning of the federal securities laws (Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934). You can identify such forward-looking statements by the words “expects,” “intends,” “plans,” “projects,” “believes,” “estimates,” “likely,” “possibly,” “probably,” “goal,” “objective,” “target,” “assume,” “outlook,” “guidance,” “predicts,” “appears,” “indicator” and similar expressions. Forward-looking statements involve a number of risks and uncertainties. In the normal course of business, Administaff, Inc., in an effort to help keep our stockholders and the public informed about our operations, may from time to time issue such forward-looking statements, either orally or in writing. Generally, these statements relate to business plans or strategies, projected or anticipated benefits or other consequences of such plans or strategies, or projections involving anticipated revenues, earnings, unit growth, profit per worksite employee, pricing, operating expenses or other aspects of operating results. We base the forward-looking statements on our current expectations, estimates and projections. These statements are not guarantees of future performance and involve risks and uncertainties that we cannot predict. In addition, we have based many of these forward-looking statements on assumptions about future events that may prove to be inaccurate. Therefore, the actual results of the future events described in such forward-looking statements could differ materially from those stated in such forward-looking statements. Among the factors that could cause actual results to differ materially are: (i) changes in general economic conditions; (ii) regulatory and tax developments and possible adverse application of various federal, state and local regulations, including but not limited to the California State Unemployment Tax matter; (iii) changes in our direct costs and operating expenses including, but not limited to, increases in health insurance costs and workers’ compensation rates and underlying claims trends, financial solvency of workers’ compensation carriers and other insurers, state unemployment tax rates, liabilities for employee and client actions or payroll-related claims, changes in the costs of expanding into new markets, and failure to manage growth of our operations; (iv) the effectiveness of our sales and marketing efforts; (v) changes in the competitive environment in the PEO industry, including the entrance of new competitors and our ability to renew or replace client companies; (vi) our liability for worksite employee payroll and benefits costs; and (vii) an adverse final judgment or settlement of claims against Administaff. These factors are discussed in further detail in Administaff’s filings with the U.S. Securities and Exchange Commission. Any of these factors, or a combination of such factors, could materially affect the results of our operations and whether forward-looking statements we make ultimately prove to be accurate.

Administaff, Inc.

Administaff, Inc.
Summary Financial Information
(in thousands, except per share amounts and statistical data)

	September 30,	December 31,
	2007	2006
	(Unaudited)
Assets
Cash and cash equivalents	$114,926	$148,416
Restricted cash	36,195	37,405
Marketable securities	89,034	85,617
Accounts receivable	142,907	122,723
Prepaid expenses and other current assets	21,666	15,233
Income taxes receivable	—	3,193
Deferred income taxes	2,878	2,492
Total current assets	407,606	415,079

Property and equipment, net	79,491	81,120
Deposits	53,548	59,890
Other assets	5,774	5,426
Total assets	$546,419	$561,515

Liabilities and Stockholders’ Equity
Accounts payable	$4,600	$3,802
Payroll taxes and other payroll deductions payable	85,533	116,926
Accrued worksite employee payroll expense	130,669	94,818
Accrued health insurance costs	13,945	2,824
Accrued workers’ compensation costs	38,093	39,035
Income tax payable	2,369	—
Other accrued liabilities	21,588	28,690
Current portion of long-term debt	617	583
Total current liabilities	297,414	286,678

Long-term debt	618	1,166
Accrued workers’ compensation costs	39,729	40,019
Deferred income taxes	5,915	5,207
Total noncurrent liabilities	46,262	46,392

Stockholders’ equity:
Common stock	309	309
Additional paid-in capital	138,681	135,942
Treasury stock, cost	(108,949)	(55,405)
Accumulated other comprehensive income, net of tax	(222)	(131)
Retained earnings	172,924	147,730
Total stockholders’ equity	202,743	228,445
Total liabilities and stockholders’ equity	$546,419	$561,515

Administaff, Inc.

Administaff, Inc.
Summary Financial Information (continued)
(in thousands, except per share amounts and statistical data)
(Unaudited)

	Three months ended September 30,			Nine months ended September 30,
	2007	2006	Change	2007	2006	Change

Operating results:
Revenues (gross billings of $2.316 billion, $1.990 billion, $6.781 billion and $5.813 billion, less worksite employee payroll cost of $1.932 billion, $1.652 billion, $5.613 billion and $4.776 billion, respectively)	$383,380	$338,421	13.3%	$1,167,896	$1,036,835	12.6%
Direct costs:
Payroll taxes, benefits and workers’ compensation costs	308,338	266,557	15.7%	946,320	828,762	14.2%
Gross profit	75,042	71,864	4.4%	221,576	208,073	6.5%
Operating expenses:
Salaries, wages and payroll taxes	31,774	30,393	4.5%	96,895	88,057	10.0%
Stock-based compensation	1,885	1,011	86.4%	5,628	2,368	137.7%
General and administrative expenses	15,576	14,722	5.8%	45,798	44,573	2.7%
Commissions	3,104	2,722	14.0%	8,727	8,264	5.6%
Advertising	3,074	2,819	9.0%	9,134	8,521	7.2%
Depreciation and amortization	3,827	3,896	(1.8)%	11,251	11,620	(3.2)%
Total operating expenses	59,240	55,563	6.6%	177,433	163,403	8.6%
Operating income	15,802	16,301	(3.1)%	44,143	44,670	(1.2)%
Other income (expense):
Interest income	2,957	2,567	15.2%	8,941	8,384	6.6%
Interest expense	(26)	(14)	85.7%	(87)	(1,076)	(91.9)%
Other, net	4	13	(69.2)%	13	125	(89.6)%
Income before income tax expense	18,737	18,867	(0.7)%	53,010	52,103	1.7%
Income tax expense	6,583	6,754	(2.5)%	18,819	18,952	(0.7)%
Net income	$12,154	$12,113	0.3%	$34,191	$33,151	3.1%
Diluted net income per share of common stock	$0.45	$0.43	4.7%	$1.24	$1.17	6.0%
Diluted weighted average common shares outstanding	26,873	28,259		27,518	28,402

Administaff, Inc.

Administaff, Inc.
Summary Financial Information (continued)
(in thousands, except per share amounts and statistical data)
(Unaudited)

	Three months ended			Nine months ended
	September 30,			September 30,
	2007	2006	Change	2007	2006	Change

Statistical data:
Average number of worksite employees paid per month	112,496	102,530	9.7%	108,571	99,459	9.2%
Revenues per worksite employee per month (1)	$1,136	$1,100	3.3%	$1,195	$1,158	3.2%
Gross profit per worksite employee per month	222	234	(5.1)%	227	232	(2.2)%
Operating expenses per worksite employee per month	176	181	(2.8)%	182	183	(0.5)%
Operating income per worksite employee per month	47	53	(11.3)%	45	50	(10.0)%
Net income per worksite employee per month	36	39	(7.7)%	35	37	(5.4)%

(1)	Gross billings of $6,862, $6,470, $6,940 and $6,494 per worksite employee per month, less payroll cost of $5,726, $5,370, $5,745 and $5,335 per worksite employee per month, respectively.

Administaff, Inc.

Administaff, Inc.
Summary Financial Information (continued)
(in thousands, except per share amounts and statistical data)
(Unaudited)

GAAP to Non-GAAP Reconciliation Tables

	Three months ended			Nine months ended
	September 30,			September 30,
	2007	2006	Change	2007	2006	Change

Payroll cost (GAAP)	$1,932,491	$1,651,694	17.0%	$5,613,354	$4,775,737	17.5%
Less: Bonus payroll cost	142,231	120,620	17.9%	499,006	382,728	30.4%
Non-bonus payroll cost	$1,790,260	$1,531,074	16.9%	$5,114,348	$4,393,009	16.4%

Payroll cost per worksite employee (GAAP)	$5,726	$5,370	6.6%	$5,745	$5,335	7.7%
Less: Bonus payroll cost per worksite employee	421	392	7.4%	511	427	19.7%
Non-bonus payroll cost per worksite employee	$5,305	$4,978	6.6%	$5,234	$4,908	6.6%

Non-bonus payroll cost represents payroll cost excluding the impact of bonus payrolls paid to the company’s worksite employees. Bonus payroll cost varies from period to period, but has no direct impact to the company’s ultimate workers’ compensation costs under the current program. As a result, Administaff management refers to non-bonus payroll cost in analyzing, reporting and forecasting the company’s workers’ compensation costs.

	Three months ended September 30,		Nine months ended September 30,
	2007	2006	2007	2006

Net income (GAAP)	$12,154	$12,113	$34,191	$33,151
Interest expense	26	14	87	1,076
Income tax expense	6,583	6,754	18,819	18,952
Depreciation and amortization	3,827	3,896	11,251	11,620
EBITDA	$22,590	$22,777	$64,348	$64,799

EBITDA represents net income computed in accordance with generally accepted accounting principles (“GAAP”), plus interest expense, income tax expense, depreciation and amortization expense. Administaff management believes EBITDA is often a useful measure of the company’s operating performance, as it allows for additional analysis of the company’s operating results separate from the impact of taxes and capital and financing transactions on earnings.

Non-bonus payroll and EBITDA are not financial measures prepared in accordance with GAAP and may be different from similar measures used by other companies. Non-bonus payroll and EBITDA should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. Administaff includes non-bonus payroll and EBITDA in this press release because the company believes they are useful to investors in allowing for greater transparency related to the costs incurred under the company’s workers’ compensation program and the company’s operating performance during the periods presented. Investors are encouraged to review the reconciliation of the non-GAAP financial measures used in this press release to their most directly comparable GAAP financial measures as provided in the tables above.

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